(logo) WELLS	Wells Fargo Bank, N.A.
FARGO	600 S. 4th Street, 10th floor
Minneapolis, MN 55415-1526

Annual Statement of Compliance

On November 1, 2021, Wells Fargo Bank, N.A. and certain of its affiliates sold substantially all its Corporate Trust Services business to Computershare Trust Company, N.A. ("Computershare Trust Company"), Computershare Delaware Trust Company, and Computershare Limited. During the calendar year ending December 31, 2025, for most transactions listed on Schedule I hereto, Wells Fargo Bank, N.A. did not transfer its roles, and the duties, rights, and liabilities for such roles for such transactions to Computershare Trust Company or an affiliate and performed virtually all of its obligations through Computershare Trust Company as its agent. During the calendar year ending December 31, 2025, for the remaining transactions listed on Schedule I hereto, Wells Fargo Bank, N.A. transferred its roles, and the duties, rights and liabilities for such roles under the relevant transaction agreements to Computershare Trust Company (the "2025 Transferred Role(s) Transactions"). Prior to the date of transfer for the 2025 Transferred Role(s) Transactions, Wells Fargo Bank, N.A. remained in the related role and performed virtually all its obligations through Computershare Trust Company as its agent. On and after the date of transfer for the 2025 Transferred Role(s) Transactions, Computershare Trust Company assumed the roles under the related agreements for such transactions. For each transaction listed thereon, Schedule I hereto identifies the Reporting Period for which Wells Fargo Bank, N.A. remained in the related role (performing virtually all its obligations through Computershare Trust Company as its agent). Computershare Trust Company’s obligations as agent for Wells Fargo Bank, N.A. are set forth in a servicing agreement between the parties.

For each transaction and the applicable Servicing Agreement listed and described on Schedule I hereto, the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., in its applicable capacity(ies) as listed on Schedule I ("Wells Fargo"), hereby certifies either (i) as of and for the year ending December 31, 2025 (the "Full-Year Reporting Period") or (ii) as of and for the portion of the Full-Year Reporting Period as set forth under the "Reporting Period" column on Schedule I hereto, (the "Partial-Year Reporting Period", together with the Full-Year Reporting Period, the "Reporting Period"), in each case as applicable, as follows:

(a)      A review of Wells Fargo’s activities during the Reporting Period and of its performance under the applicable Servicing Agreement, including a review of the activities and performance of its agent Computershare Trust Company during the Reporting Period, has been made under such officer’s supervision; and

(b)      To the best of such officer’s knowledge, based on such review, Wells Fargo, either directly, or through its agent Computershare Trust Company, has fulfilled all its obligations under the applicable Servicing Agreement in all material respects throughout the Reporting Period, except as noted in Schedule I.

February 23, 2026

/s/ Melissa Turcios	/s/ Robin A. Phelan
Melissa Turcios	Robin A. Phelan
Vice President	Vice President

© 2026 Wells Fargo Bank, N.A. All rights reserved.

Schedule I:

Transaction	Servicing Agreement	Servicing Agreement Date	Wells Fargo Capacity(ies)	Reporting Period
COMM 2015-CCRE24	Pooling and
Commercial Mortgage Pass-	Servicing		Certificate	01/01/2025 -
Through Certificates	Agreement	08/01/2015	Administrator	12/31/2025

Material Instance(s) of Non-Compliance

List of exemptions for COMM 2015-CCRE24 Commercial Mortgage Pass-Through Certificates:

Computershare Trust Company, N.A., as agent for Wells Fargo Bank, National Association, in its capacity as Certificate Administrator, made a distribution on October 10, 2025 (the "October Distribution") to the certificateholders of COMM 2015-CCRE24 Mortgage Trust Commercial Mortgage Pass-Through Certificates. On October 28, 2025, the Certificate Administrator was contacted by the Master Servicer who indicated that the October Distribution did not account for a pool level adjustment. As a result of the pool level adjustment not being accounted for in the October Distribution, the Certificate Administrator determined that there was an underpayment of principal on the Class C Certificates and an underpayment of interest on the Class D, Class E, Class F, Class G and Class H Certificates. The impact of the error was limited to the October Distribution.

On November 4, 2025, Computershare corrected the underpayment to the underpaid Classes. In an effort to prevent similar payment errors, Computershare has reinforced its internal control procedures and incorporated enhanced control procedures related to running payment models.